[ARTICLE] 5
[MULTIPLIER]   1


                CONFIDENTIAL TREATMENT REQUESTED
         [*]   Denotes information for which confidential
         treatment has been requested. Confidential portions omitted have been filed separately with the Commission.

                  GENERAL PARTNERSHIP AGREEMENT (this "Agreement"), dated as of October 23, 1995, between ATOR Corp., a New York corporation (the "AT&T Partner"), and Ciror, Inc., a California corporation (the "Cirrus Partner"). The AT&T Partner and the Cirrus Partner are sometimes referred to herein as the "Partners" or individually as a "Partner."

                  WHEREAS, the parties hereto desire to enter into a cooperative arrangement with respect to the expansion and operation of certain wafer fabrication facilities for the purpose of processing silicon wafers; and

                  WHEREAS, the parties hereto consider it mutually beneficial to establish a partnership (the "Partnership") and the parties hereto are parties to a Joint Venture Formation Agreement, dated as of October 23,1995 (the "Joint Venture Agreement").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree, subject to the conditions contained herein, as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.01. Definitions. For the purpose hereof, the following terms will have the following meanings:

                           "Additional Capital Contributions" will have the
meaning set forth in Section 3.05

hereof.

                           "Adjusted Capital Account Deficit" means, with
respect to any Partner, the deficit balance, if any, in the Capital Account (as hereinafter defined) of such Partner as of the end of the relevant Fiscal Year (as hereinafter defined), after giving effect to the following adjustments:

                                     (a) credit to such Capital Account any
         amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations (as hereinafter defined); and

                                     (b) debit to such Capital Account the items
         described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5)
         and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

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The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and will be interpreted consistently therewith.

                  "Affiliate" means any Person, directly or indirectly controlled by, controlling or under common control with (as hereinafter defined) another Person (as hereinafter defined); "controlled by, controlling or under common control with" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

                  "Board of Governors" will have the meaning set forth in
Section 6.01 hereof.

                  "Capital Account" means, with respect to each Partner, the account maintained for each Partner on the books of account for the Partnership in accordance with the provisions of Section 3.02 hereof (which Capital Account will be adjusted as otherwise required by Section 1.704-1(b) of the Regulations).

                  "Chairman of the Board of Governors" has the meaning set forth in Section 7.01 hereof.

                  "Code" means the United States Internal Revenue Code of 1986, codified at Title 26 of the United States Code, as amended from time to time (or any corresponding provisions of succeeding law).

                  "Depreciation" means for each Fiscal Year (as hereinafter defined) of the Partnership, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value (as hereinafter defined) of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

                  "Extended Term" will have the meaning set forth in Article XI hereof.

                  "Fiscal Year" means (i) the period commencing on the effective date of this Agreement and ending on December 31, (ii) any subsequent twelve
(12) month period commencing on January 1, and (iii) any portion of the period described in the immediately preceding clause (ii) for which the Partnership is required to allocate Profits (as hereinafter defined), Losses (as hereinafter defined) and other items of Partnership income, gain, loss, deduction or credit pursuant to Article VIII hereof.

                  "GPL" will have the meaning set forth in Section 2.01 hereof.


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



                  "Governor" or "Governors" will have the meaning set forth in
Section 6.02 hereof.

                  "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                                     (a) The initial Gross Asset Value of any
         asset contributed by a Partner to the Partnership will be the gross fair market value of such asset, as determined by the Partners;

                                     (b) The Gross Asset Values of all
         Partnership assets will be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times: (i) the acquisition of an additional Partnership interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for a Partnership interest; and (iii) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that, except as otherwise provided herein, adjustments pursuant to the immediately preceding clauses (i) and (ii) will be made only if the Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                                     (c) The Gross Asset Value of any
         Partnership asset distributed to any Partner will be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Partners;

                                     (d) The Gross Asset Values of Partnership
         assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 7.04 hereof; provided, however, that Gross Asset Values will not be adjusted pursuant to this paragraph (d) to the extent the Partners determine that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

                                     (e) If the Gross Asset Value of an asset
         has been determined or adjusted pursuant to the immediately preceding subparagraph (a), (b) or (d), such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses (as hereinafter defined).

                  "Hedge/Swap Transaction" means any transaction which is a rate hedge/swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross- currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of any of the foregoing) or any combination of the foregoing.


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



                  "IRS" means the United States Internal Revenue Service.

                  "Initial Capital" will have the meaning set forth in Section
3.01 hereof.

                  "Land" will have the meaning set forth in the Lease.

                  "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations. The amount of Nonrecourse Deductions for a Fiscal Year of the Partnership will be determined according to the provisions of
Section 1.704-2(c) of the Regulations.

                  "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                  "Partner Nonrecourse Debt" has the meaning set forth in
Section 1.704-2(b)(4) of the Regulations.

                  "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                  "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

                  "Partnership Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

                  "Percentage Interests" means the respective interests of the Partners as shown on Schedule A attached hereto.

                  "Premises" will have the meaning set forth in the Lease.

                  "Profits and Losses" means, for each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code will be included in taxable income or loss), with the following adjustments:

                                     (a) Any income of the Partnership that is
         exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be added to such taxable income or loss;

                                     (b) Any expenditures of the Partnership
         described in Section 705(a)(2)(B) of the Code or treated as Code
         Section 705(a)(2)(B) expenditures pursuant to Section 1.704-

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

         1(b)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits and Losses pursuant to this definition, will be subtracted from such taxable income or loss;

                                     (c) In the event the Gross Asset Value of
         any Partnership asset is adjusted pursuant to paragraph (b) or (c) of the definition of "Gross Asset Value", the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                                     (d) Gain or loss resulting from any
         disposition of property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                                     (e) In lieu of the depreciation,
         amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Fiscal Year or other period;

                                     (f) To the extent an adjustment to the
         adjusted tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for purposes of computing Profits or Losses; and

                                     (g) Notwithstanding any other provision of
         this definition, any items which are specially allocated pursuant to
         Section 8.02 hereof will not be taken into account in computing Profits and Losses.

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 8.02 hereof will be determined by applying rules analogous to those set forth in the immediately preceding subparagraphs (a) through (f).

                  "Purchasing Partner or Partners" will have the meaning set forth in Section 5.03hereof.

                  "Regulations" means Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                  "Regulatory Allocation" will have the meaning set forth in
Section 8.02 hereof.

                  "Schedule of Authorizations" will have the meaning set forth in Section 7.07 hereof.


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                  "Selling Partner" will have the meaning set forth in Section
5.03 hereof.

                                    "Tax Matters Partner" will have the meaning
set forth in Section 10.03 hereof.

         1.02. Capitalized Terms. Capitalized terms used but not defined herein will have the respective meanings assigned to them in the Joint Venture Agreement.

                                   ARTICLE II

                                    FORMATION

         2.01. Formation. The Partners hereby form the Partnership pursuant to the provisions of the General Partnership Law of the State of New York (the "GPL") and upon the terms and subject to the conditions of this Agreement. The rights and liabilities of the Partners will be, except as herein otherwise expressly provided, as provided in the GPL. Neither Partner will have the power or authority to bind the other Partner except as specifically provided in this Agreement. Neither the Partnership (in the case of either Partner) nor any Partner (in the case of any other Partner) will be responsible or liable for any activity, liability, indebtedness or obligation of any Partner incurred prior to the execution of this Agreement or following the termination of this Agreement, except as to the joint responsibilities, liabilities, indebtedness and obligations incurred after the date hereof, and only pursuant to, and as limited by, the terms of the Joint Venture Agreement or the Material Agreements.

         2.02. Name. The name of the Partnership will be "[AT&T/Cirrus]".

                                   ARTICLE III

                                     CAPITAL

         3.01. Initial Capital. (a) The initial capital (the "Initial Capital") of the Partnership will be the sums of cash or the agreed fair market value of the property (or combination of cash and property) contributed to the Partnership by the Partners in such amounts or value as are set out opposite the name of each of the Partners on Schedule A attached hereto and incorporated herein by this reference.

         3.02. Capital Accounts. A Capital Account will be established for each Partner.

                  (a) To each Partner's Capital Account there will be credited such Partner's capital contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 8.02 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner;


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                  (b) To each Partner's Capital Account there will be debited the amounts of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 8.02 hereof and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any Property contributed by such Partner to the Partnership;

                  (c) In the event any Partnership interest is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership interest;

                  (d) In determining the amount of any liability for purposes of paragraphs (a) and (b) hereof, there will be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations; and

                  (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and will be interpreted and applied in a manner consistent with such Regulations. In the event the Partners will determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed Property or which are assumed by the Partnership or one or more of the Partners), are computed in order to comply with such Regulations, the Partners may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 9.02 of the Agreement upon the dissolution of the Partnership. The Partners also will
(i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations, and
(ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

         3.03. Admissions of New Partners. New Partners may be admitted to the Partnership as partners in the Partnership with the unanimous written consent of the existing Partners. A new Partner must agree to be bound by the terms and provisions of this Agreement, as amended. Upon admission, a new Partner will have all rights and duties of a Partner of the Partnership.

         3.04. Interest. No interest will be paid or credited to the Partners on their Capital Accounts or upon any undistributed profits left on deposit with the Partnership.

         3.05. Additional Capital Contributions. (a) Except as otherwise provided in this Section 3.05, no Partner will be required to make additional capital contributions ("Additional Capital Contributions") to the Partnership. However, the Partners authorize the Partnership to receive addi tional capital contributions from the Partners and the Partnership may solicit Additional Capital Contributions from the Partners, in an amount and in such proportions from the Partners as is autho-


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


rized by the unanimous vote of the Partners. The Partners acknowledge and agree that they will vote in favor of such solicitation and receipt of Additional Capital Contributions to the extent of the capital requirements specified in the Annual Plan.

         (b) Notwithstanding the provisions of paragraph (a) of this Section 3.05, upon receipt of at least five (5) business days written notice from the Board of Governors, [*] will make Additional Capital Contributions from time to time [*], up to an aggregate amount equal to the lesser of: (i)[*]; or (ii) [*].

                                   ARTICLE IV

                                    PARTNERS

         4.01. Matters Requiring the Consent of the Partners; Restrictions on Actions by the Partners. (a) Matters Requiring the Consent of the Partners. No action may be taken by or on behalf of the Partnership in connection with any of the following matters without the prior written consent of each Partner:

                  (i) approval of the initial Annual Plan;

                  (ii) any amendments, waivers or other changes to this Agreement;

                  (iii) changes to the composition of the Board of Governors (i.e., the number of Governors to be nominated by each Partner);

                  (iv) a change in fiscal year of the Partnership;

                  (v) the incurrence of any indebtedness that increases the total indebtedness of the Partnership above the level existing at the end of the prior fiscal year, excluding indebtedness for short-term trade financing, unless included in the Annual Plan;

                  (vi) the winding up, dissolution or liquidation of the Partnership in a manner other than as contemplated by the terms of this Agreement;

                  (vii) the extension of the term of the Partnership's existence beyond its initial or any extended term;

                  (viii) the merger, reorganization, consolidation of the Partnership or other form of business combination with respect to the Partnership;


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                  (ix) any change in the objects or purposes of the Partnership or the scope of its activities;

                  (x) the approval of any transactions between the Partnership and any Partners not specifically provided for in the Annual Plan;

                  (xi) with respect to the Partnership, (a) the acquisition of or investment in any corporation, partnership, or joint venture with any person,
(b) the creation of any direct or indirect subsidiary of the Partnership, or (c) the acquisition or sale of assets in a single transaction or series of transactions (other than as set forth in the Preliminary Implementation Plan, the Implementation Plan or the Annual Plan);

                  (xii) with respect to the Partnership, (a) the voluntary commencement of any proceeding or the voluntary filing of any petition seeking relief under Title 11 of the United States Code, as amended from time to time, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) the consent to the institution of, or the failure to contest in a timely and appropriate manner, any involuntary proceeding or any involuntary filing of any petition of the type described in the immediately preceding clause
(a), (c) the application for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial portion of its property or assets, (d) the filing of an answer admitting the material allegations of a petition filed against it in any such proceeding, (f) the making of a general assignment for the benefit of creditors,
(g) the admission in writing of its inability to, or the failure generally, to pay its debts as they become due, or (h) the taking of any action for the purpose of effecting any of the foregoing;

                  (xiii) the admission of another partner to the Partnership;
and

                  (xiv) any other matters with respect to which applicable law requires the approval of more than a majority vote of the Partners.

         (b) Restrictions on Actions by the Partners. Neither Partner may without the prior written consent of the other Partner:

                  (i) confess a judgment against the Partnership;

                  (ii) except as otherwise provided by this Agreement, the Joint Venture Agreement or the Material Agreements, make any agreement on behalf of or otherwise purport to bind the other Partner or the Partnership;

                  (iii) do any act, or fail to take any act, in contravention of this Agreement, the Joint Venture Agreement or the Material Agreements;

                  (iv) except as contemplated by this Agreement, the Joint Venture Agreement, or the Material Agreements, dispose of the Business;


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                  (v) assign the property of the Partnership in trust for
creditors or on the assignee's promise to pay any indebtedness of the Partnership;

                  (vi) submit a Partnership claim or liability to arbitration or reference, except as contemplated by this Agreement, the Joint Venture Agreement, or the Material Agreements;

                  (vii) settle, waive, release or initiate any claim, demand, action, suit, or other proceeding by or against the Partnership; or

                  (viii) incur any indebtedness in connection with, or otherwise engage in, any Hedge/Swap Transaction; provided, however, if the AT&T Partner consents to incurring any indebtedness in connection with, or otherwise engaging in, a Hedge/Swap Transaction, the Partnership must also receive the written consent of the Treasurer of AT&T Corp., an Assistant Treasurer of AT&T Corp., or a Treasury Manager of AT&T Corp. designated by the Treasurer of AT&T Corp., prior to incurring any such indebtedness or engaging in any such Hedge/Swap Transaction; and further provided that if the Cirrus Partner consents to incurring any indebtedness in connection with, or otherwise engaging in, a Hedge/Swap Transaction, the Partnership must also receive such consents, if any, as may be required by applicable Cirrus financing policies then in existence, prior to incurring any such indebtedness or engaging in any such Hedge/Swap Transaction.

                  4.02. Actions by the Partners; Meetings; Quorum; Majority. Each Partner will designate one person who will be authorized to act on behalf of such Partner in connection with the consents or approvals required pursuant to Section 4.01, provided that all such acts on behalf of a Partner will be in writing. Each Partner will notify the other Partner or Partners of the identity of such person, or any replacement thereof, pursuant to the terms of Section
14.01 of the Joint Venture Agreement. Each Partner agrees to provide any consent or approval required under Section 4.01 hereof, or to indicate that such consent or approval will not be provided, within twenty (20) days of written request of the other Partner of the Partnership.

                  4.03. Other Ventures. The parties hereto acknowledge and agree that the Partners, or any of them, may engage in other business ventures of every nature and description, independently or with others, and neither the Partnership nor the Partners will have any rights in and to any independent venture or activity or the income or profits derived therefrom.

                                    ARTICLE V

                         TRANSFER OF PARTNERS' INTERESTS

                  5.01. Personal Property; Transferee's Interest. Subject to the provisions of the Joint Venture Agreement with respect to disposal of a Partner's interest in the Partnership, the interest of each Partner is personal property and may be transferred only in accordance with the terms of Section
5.02 hereof. If all the Partners other than the Partner proposing to dispose of its interest agree to a proposed transfer by unanimous written consent, but do not agree by unanimous written consent to


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admit the transferee as a Partner such transferee will have no right to participate in the management of the business and affairs of the Partnership or to become a Partner and will only be entitled to receive the share of profits or other compensation by way of income and the return of contributions, to which the transferor Partner would otherwise be entitled. If the transfer is approved by the other Partners by unanimous written consent and the admission of the transferee as a Partner is also approved by unanimous written consent, such transferee will have all the rights and powers and be subject to all the restrictions and liabilities of its assignor, will have the right to participate in the management of the business and affairs of the Partnership and will become a substituted Partner.

                  5.02. Restrictions on Transfer. Unless the non-transferring Partner agrees, or the Partners agree by unanimous written consent, to the contrary, no Partner may transfer, assign, pledge or otherwise dispose of its interest in the Partnership, except to such other Partner or Partners.

                  5.03. Buy/Sell. (a) In the event a Partner wishes to dispose of its interest pursuant to Section 5.02 hereof or upon termination of this Agreement, the Partner wishing to dispose of its interest in the Partnership will notify the non-transferring Partner or Partners who will be under no obligation to acquire the interest, nor to permit the sale to a third party who is not then a Partner. In the event a Partner wishes or Partners wish to purchase the interest of another Partner it or they will notify such other Partner who will be under no obligation to sell such interest. If a Partner wishes to dispose of its interest and the other Partner or Partners wishes to purchase the interest (the "Purchasing Partner or Partners"), the Purchasing Partner or Partners will acquire the interest from the transferring Partner (the "Selling Partner") at an agreed upon price, or if no price can be agreed upon, the fair market value of such interest as determined by an independent qualified appraiser appointed by the Purchasing Partner or Partners and the Selling Partner. If they cannot agree on an appraiser, the Purchasing Partner or Partners, on the one hand, and the Selling Partner, on the other hand, will each choose an appraiser and the two appraisers will choose one additional appraiser. The fair market value of the interest of the Selling Partner will be determined by the three appraisers or, if they cannot agree, will be the average of the three appraisers' valuation. At the consummation of the sale of the interest in the Partnership of the Selling Partner, the fair market value of the Selling Partner's interest will be paid in cash or in the form of a promissory note with such terms, interest rates, payment amounts and other terms as will be mutually agreed upon by the Selling Partner and the Purchasing Partner or Partners.

                           (b) The Partners hereby agree that in the event of a
sale pursuant to this Section 5.03:

                                     (i) for purposes of this Section 5.03 only,
the interest in the Partnership of the AT&T Partner will be deemed to include the AT&T Assets, the other assets of AT&T Corp. and the AT&T Partner comprising OR2, OR1, and the Premises and the Land;

                                     (ii) for purposes of this Section 5.03
only, the interest in the Partnership of the Cirrus Partner will be deemed to include the Cirrus Assets and the other assets of Cirrus and the Cirrus Partner comprising OR2; and


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



                                     (iii) such sale will be consummated as soon
as reasonably practicable. In the event of any such sale, the Selling Partner will use its reasonable best efforts to cause all leases and other agreements covering the AT&T Assets, if the AT&T Partner is the Selling Partner, or the Cirrus Assets, if the Cirrus Partner is the Selling Partner, to be assigned to the Purchasing Partner or the third-party purchaser, as the case may be, and the Purchasing Partner or the third-party purchaser, as the case may be, will assume all obligations under any such leases and other agreements. The par ties hereto acknowledge and agree that AT&T and its Affiliates may, in its or their sole discretion, enter into transactions, agreements, understandings or arrangements with respect to the Premises and/or the Land , including but not limited to those which may give rise to sales, over-leases, mortgages, security interests, liens or encumbrances; provided, however, that in the event of any such transactions, agreements, understandings or arrangements, the Lease will not be terminated other than in accordance with the terms thereof.

                                   ARTICLE VI

                                    GOVERNORS

         6.01. The Board of Governors. (a) Upon the terms and subject to the conditions of this Agreement and the provisions of the GPL, the Partners acknowledge and agree that complete and exclusive power to direct and control the Partnership is delegated hereby to the governing committee of five persons appointed as provided in this Article VI (the "Board of Governors"). The Partnership will be operated on a day to day basis by its officers and employees, governed by the Board of Governors.

                  (b) The Governors may exercise all powers of the Partnership and do all such lawful acts and things as are not by the GPL or this Agreement directed or required to be exercised or done by the Partners. Following proper notice therefor, a vote of the Board of Governors will be required with respect to the following matters and will be conducted in accordance with the terms of this Agreement:

                           (i) amendments to the Annual Plan, including periodic
updates and amendments thereto (as set forth in Section 3.02 of the Joint Venture Agreement) and approval of the annual operating and capital budgets of the Partnership;

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                           (ii) expenditures which, in the aggregate, for any
transaction or series of related transactions, are in excess of [*] if such expenditures were not approved in the Annual Plan;

                           (iii) execution of any agreement involving payments
in excess of [*] over its term or having a term longer than one (1) year if such agreement was not approved in the Annual Plan;

                           (iv) approval of limits of authority for officers of
the Partnership if such limits were not set forth in the Annual Plan;

                           (v) borrowing (including the provision of any
guarantee) in excess of borrowings authorized pursuant to the Annual Plan and any encumbering of assets of the Partnership not provided for in the Annual Plan;

                           (vi) the amendment or modification of the Bonus Plan;
and

                           (vii) any other matters which by the terms hereof are
reserved to the Board of Governors.

                  (c) Each Governor will be obliged to devote only as much of his or her time to the Partnership's business as will be reasonably required in light of the Partnership's business and objec tives. A Governor will perform his or her duties as a Governor in good faith, in a manner he or she reasonably believes to be in the best interests of the Partnership, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

                  (d) Subject to the provisions of this Agreement, the Board of Governors is authorized and directed, as soon as practicable, to delegate to the President and Chief Executive Officer responsibility for the day to day operation of the Business.

         6.02. Members of the Board of Governors; Voting; etc. (a) The AT&T Partner will nominate three persons to serve on the Board of Governors, which nominees will be reasonably acceptable to Cirrus. The Cirrus Partner will nominate two persons to serve on the Board of Governors, which nominees will be reasonably acceptable to AT&T. Neither Partner will unrea sonably withhold its consent to the election of the nominees of the other Partner or Partners. All such persons elected by the Partners to serve on the Board of Governors are referred to in this Agreement collectively as the "Governors" and individually as a "Governor." Each Governor will, at all times, be an employee or officer of his or her nominating Partner or of its Affiliates. The Partners hereby elect those persons identified on Schedule B attached hereto to be the initial Governors.

                  (b) Each Partner will be entitled to name an alternate person (who will be reasonably satisfactory to the other Partner) to serve in the place of any Governor appointed by such Partner should any such Governor not be able to attend a meeting or meetings.

                  (c) Each Governor or alternate person will serve at the pleasure of the appointing Partner and may be removed as such, with or without cause, and his or her successor appointed, by the appointing Partner.

                  (d) Each Partner will bear any cost incurred by any Governor designated by it to serve on the Board of Governors, and no member of the Board of Governors will be entitled to compensation from the Partnership for serving in such capacity.

                  (e) Each Partner will notify the other Partner or Partners and the Partnership of the name, business address and business telephone and facsimile numbers of each Governor and each alternate person and such Partner will promptly notify the other Partner or Partners and the Partnership of any change in such Partner's appointments or of any change in any such address or numbers.

                  (f) For purposes of any approval or action taken by the Board of Governors, each member of the Board of Governors will have one vote. A majority of the votes eligible to be cast at any meeting will be required for purposes of approving any action to be taken by the Board of Governors at such meeting; provided, however, that a majority of the votes eligible to be cast at a meeting required for purposes of approving the matters described in Sections 6.01(b)(i) through 6.01(b)(vi) hereof must include the vote of at least one (1) Governor appointed by the AT&T Partner and one (1) Governor appointed by the Cirrus Partner are present.

                  (g) At any meeting of the Board of Governors, a Governor, in the absence of another Governor appointed by the same Partner or an alternate person serving in the place of such absent Governor, may cast the vote such absent Governor would otherwise be entitled to cast.

                  (h) The quorum necessary for any meeting of the Board of Governors will be those members entitled to cast a majority of the votes held by the members of the Board of Governors; provided, however, that a quorum necessary for approval by the Board of Governors of the matters described in Sections 6.01(b)(i) through 6.01(b)(vi) hereof must include at least one (1) Governor appointed by the AT&T Partner and one (1) Governor appointed by the Cirrus Partner are present. A quorum will be deemed not to be present at any meeting for which notice was not properly given under Section 6.01(c) hereof, unless the member or members as to whom such notice was not properly given attend such meeting without protesting the lack of notice or duly execute and deliver a written waiver of notice or a written consent to the holding of such meeting.

                  (i) Any action by a Governor of the Board of Governors in such Governor's capacity as such will, so far as the Partners are concerned, be deemed to have been duly authorized by the Partner that appointed such Governor; provided, however, that any such action will not be deemed to be an approval, consent or agreement of such Partner for any purposes of this Agreement

(including under Section 4.01 hereof), for which approval, consent or agreement must be separately obtained in writing.

                  (j) Each appointment by a Partner to the Board of Governors will remain in effect until the Partner making such appointment notifies the other Partner of a change in such appointment. A Governor may resign from his or her position as a Governor at any time by notice to the Partners. Such resignation will be effective as set forth in such notice. The resignation or removal of a member of the Board of Governors will not invalidate any act of such member taken before the giving of such written notice of the removal or resignation of such member.

         6.03. Meetings, Notice, etc. (a) Meetings of the Board of Governors will be held at the principal offices of the Partnership or at such other place as may be determined by the Board of Governors.

                  (b) Regular meetings of the Board of Governors will be held at least quarterly on such dates and at such times as will be determined by the Board of Governors.

                  (c) Notice of any regular meeting or special meeting pursuant to paragraph (d) of this Section 6.03 will be given to each member and alternate member of the Board of Governors by the Partnership or any Partner at least ten business days prior to such meeting in the case of a meeting in person or at least five days prior to such meeting in the case of a meeting by conference telephone or similar communications equipment pursuant to paragraph (f) of this
Section 6.03.

                  (d) Special meetings of the Board of Governors may be called by any Governor by notice given in accordance with the notice requirements set forth in paragraph (c) of this Section 6.03, which notice will state the purpose or purposes for which such meeting is being called. No action may be taken and no business may be transacted at such special meeting which is not identified in such notice unless (a) such action or business is incidental to the action or business for which the special meeting is called or (b) such action or business does not materially adversely affect either Partner or the Partnership.

                  (e) The actions taken by the Board of Governors at any meeting, however called and noticed, will be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, any Governor as to whom it was improperly held duly executes and delivers a written waiver of notice or a written consent to the holding of such meeting; provided, however, that any Governor that is present at a meeting will be deemed to have received adequate notice thereof. A vote of the Board of Governors may be taken either in a meeting of the Board of Governors or by written consent of the Governors eligible to cast a majority of the votes on the Board of Governors without a meeting, which majority for a written consent will be required to include, at a minimum, one (1) member of the Board of Governors appointed by each Partner.

                  (f) A meeting of the Board of Governors may be held by conference telephone or similar communications equipment by means of which all members participating in the meeting can be heard by all other participants. Any member of the Board of Governors may elect to participate in a meeting by conference telephone or similar communications equipment upon sufficient advance notice to permit arrangements therefor to be made.

                  (g) The Board of Governors will, from time to time, elect one of the Governors to preside at its meetings. Such elected Governor is referred to herein as the "Chairman of the Board of Governors." The Board of Governors may establish reasonable rules and regulations to (a) require officers and employees to call meetings and perform other administrative duties, (b) limit the number and participation of observers, if any, and require such persons to observe confidentiality obligations and (c) otherwise provide for the keeping and distribution of minutes and internal Board of Governors governance matters not inconsistent with the terms of this Agreement.

         6.04. Partners May Act. Notwithstanding anything to the contrary set forth in this Article VI, the Partners will retain all powers which may not be so delegated pursuant to the GPL and the powers specified in this Agreement, and further provided, that nothing in this Article VI will derogate from the power of the Partners, which is absolute, to agree in writing to cause the Partnership to act or refrain from acting as to any specific item or matter.

                                   ARTICLE VII

                                    OFFICERS

         7.01. Number; Titles; Election; Term; Qualification. The officers of the Partnership will be a President and Chief Executive Officer (one person), one or more Vice Presidents (and, in the case of each Vice President with such descriptive title, if any, as the Governors will determine), a secretary, and a Treasurer and Chief Financial Officer (one person). The Partnership may also have a Chairman of the Board of Governors, one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers and such agents as the Governors may from time to time elect or appoint. The AT&T Partner will recommend a President and Chief Executive Officer and a Treasurer and Chief Financial Officer. The Partners will then elect a President and Chief Executive Officer and a Treasurer and Chief Financial Officer at the first meeting at which a quorum will be present or whenever a vacancy exists; provided that any such election will require the unanimous vote of the Partners. The President then, or from time to time thereafter, will recommend one or more other officers, and the Board of Governors will appoint such officers as they will deem advisable; provided that any such election will require the unanimous vote of the Governors. Each officer will hold office for the term for which he or she is elected or appointed and until his or her successor has been elected or appointed and qualified. Any person may hold any number of offices. No officer or agent need be a Governor.

                  7.02. Removal. Any officer or agent elected or appointed by the Governors may be removed by the unanimous vote of the Partners or the unanimous vote of the Governors whenever intheir judgment the best interest of the Partnership will be served thereby. Election or appointment of any officer or agent will not of itself create contract rights. [*]

                  7.03. Vacancies. Any vacancy occurring in any office of the Partnership may be filled by the unanimous vote of the Governors.

                  7.04. Authority. Officers will have such authority and perform such duties in the management of the Partnership as are provided in this Agreement or as may be determined by resolution of the Governors not inconsistent with the Regulations.

                  7.05. Compensation. The compensation, if any, of officers and agents will be fixed from time to time by the Governors; provided, that the Governors may by resolution delegate to any one or more officers of the Partnership the authority to fix such compensation.

                  7.06. Chairman. The Chairman of the Board of Governors will have such powers and duties as may be prescribed by the Governors.

                  7.07. President and Chief Executive Officer. Unless and to the extent that such powers and duties are expressly delegated to the Chairman of the Board of Governors by the Governors, the President will be the Chief Executive Officer of the Partnership and, subject to the supervision of the Governors and the Partners, will have general management and control of the business and property of the Partnership in the ordinary course of its business with all such powers with respect to such general management and control as may be reasonably incident to such responsibilities, including, but not limited to, the power to employ, discharge, or suspend employees and agents of the Partnership, and to suspend, with or without cause, any officer of the Partnership pending final action by the Governors with respect to continued suspensions, removal, or reinstatement of such officer. The President may, without limitation, agree upon and execute all division and transfer orders, bonds, contracts and other obligations in the name of the Partnership. The President will have, in addition to the powers and authorities normally incident to the office of president and the powers and duties set forth in this Agreement, the following authorities and accountabilities:

                           (a) accountability to the Board of Governors to cause
the Partnership to achieve its milestones, requirements and objectives as set forth in the Annual Plan or otherwise;

                           (b) day to day administration of the operation of the
Partnership and coordination of the subcontractors;

                           (c) representing the Partnership in dealings with the
Partners, their Affiliates and third parties;

                           (d) proposing to the Board of Governors updates and
amendments to the Annual Plan;

                           (e) delegating authority pursuant to the Schedule of
Authorizations (as hereinafter defined); and

                           (f) managing the personnel resources of the
Partnership within the parameters of the Annual Plan including appointment and removal of officers and personnel other than the officers appointed by the Board of Governors. The Board of Governors will adopt unanimously at or imme diately following the execution and delivery of this Agreement, and may amend from time to time unanimously, the Schedule of Authorizations. As used herein, "Schedule of Authorizations" will mean a schedule of authorizations pursuant to which the President of the Partnership may act or delegate to other officers and employees of the Partnership authority to conduct the business of, and enter into transactions in the name of, the Partnership, consistent with this Agreement.

                  7.08. Vice Presidents. Each Vice President will have such powers and duties as may be prescribed by the Governors or as may be delegated from time to time by the President and (in the order as designated by the Governors, or in the absence of such designation, as determined by the length of time each has held the office of Vice President continuously) will exercise the powers of the President during the President's absence or inability to act. As between the Partnership and third parties, any action taken by a Vice President in the performance of the duties of the President will be conclusive evidence of the absence or inability to act of the President at the time such action was taken.

                  7.09. Treasurer and Chief Financial Officer. The Treasurer will have custody of the Partnership's funds and securities, will keep full and accurate accounts of receipts and disbursements, and will deposit all moneys and valuable effects in the name and to the credit of the Partnership in such depository or depositories as may be designated by the Governors. The Treasurer will be the chief financial officer of the Partnership. The Treasurer will audit all payrolls and vouchers of the Partnership, receive, audit, and consolidate all operating and financial statements of the Partnership and its various departments, will supervise the accounting and auditing practices of the Partnership, and will have charge of matters relating to taxation. Additionally, the Treasurer will have the power to endorse for deposit, collection, or otherwise all checks, drafts, notes, bills of exchange, and other commercial paper payable to the Partnership and to give proper receipts and discharges for all pay ments to the Partnership. The Treasurer will perform such other duties as may be prescribed by the Governors or as may be delegated from time to time by the president.

                  7.10. Assistant Treasurers. Each Assistant Treasurer will have such powers and duties as may be prescribed by the Board of Governors or as may be delegated from time to time by the President. The Assistant Treasurers (in the order as designated by the Governors or, in the absence of such designation, as determined by the length of time each has held the office of Assistant

Treasurer continuously) will exercise the powers of the treasurer during that officer's absence or inability to act. As between the Partnership and third parties, any action taken by an Assistant Treasurer will be conclusive evidence of the absence or inability to act of the Treasurer at the time such action was taken.

                  7.11. Secretary. The Secretary will maintain minutes of all meetings of the Governors, of any committee, and of the Partners, or consent in lieu of such minutes in the Partnership's minute books, and will cause notice of such meetings to be given when requested by any person authorized to call such meetings. The Secretary may sign with the president, in the name of the Partnership, all contracts of the Partnership and affix the seal of the Partnership thereto. The Secretary will have charge of the certificate books, transfer records, ledgers, and such other books and papers as the Governors may direct, all of which will at all reasonable times be open to inspection by any Governor at the office of the Partnership during business hours. The Secretary will perform such other duties as may be prescribed by the Governors or as may be delegated from time to time by the president.

                  7.12. Assistant Secretaries. Each Assistant Secretary will have such powers and duties as may be prescribed by the Governors or as may be delegated from time to time by the President. The Assistant Secretaries (in the order designated by the Governors or, in the absence of such designation, as determined by the length of time each has held the office of Assistant Secretary continuously) will exercise the powers of the secretary during that officer's absence or inability to act. As between the Partnership and third parties, any action taken by an Assistant Secretary in the performance of the duties of the Secretary will be conclusive evidence of the absence or inability to act of the Secretary at the time such action was taken.

                                  ARTICLE VIII

                        ALLOCATION OF PROFITS AND LOSSES

                  8.01. Allocation of Profits and Losses. Subject to the provisions of Sections 8.02, 8.03 and 8.04 hereof, the Profits and Losses of the Partnership for each Fiscal Year will be allocated among the Partners in the following manner.

                           (a) Profits will be allocated among the Partners in
the following manner:

                                     (i) First, the Profits derived from, or
attributable to, the operation of OR1 will be allocated to the AT&T Partner; and

                                     (ii) Second, the Profits derived from, or
attributable to, the operation of OR2 will be allocated among the Partners pro rata in proportion to their Percentage Interests.

                           (b) Losses will be allocated among the Partners in
the following manner:

                                     (i) First, any Losses derived from, or
attributable to, OR1 will be allocated to the AT&T Partner; and

                                     (ii) Second, in the event that [*] makes
Additional Capital Contributions pursuant to Section 3.05(b) hereof, Losses derived from, or attributable to, OR2 will be allocated to [*] in an amount equal to such additional Capital Contributions; and

                                     (iii) Third, any remaining Losses derived
from, or attributable to, OR2 will be allocated to the Partners pro rata in proportion to their Percentage Interests.

         8.02. Special Allocations. (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 8.02, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year of the Partnership, each Partner will be specially allocated items of Partnership income and gain for such Fiscal Year of the Partnership (and, if necessary, subsequent Fiscal Year of the Partnerships) in an amount equal to that Partner's share of the net decrease in Partnership Minimum Gain. These allocations will be deter mined in accordance with Section 1.704-2(f) of the Regulations. The items to be so allocated will be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 8.02(a) is intended to comply with the minimum gain charge back requirement in Section 1.704-2 of the Regulations and will be interpreted consistently therewith. Where such a minimum gain chargeback would cause a distortion in the economic arrangement of the Partners and it is not expected that the Partnership will have sufficient other income to correct that distortion, the Partnership will apply for a waiver of the minimum gain charge back requirement in accordance with Section 1.704-2(f) of the Regulations.

                  (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 8.02, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year of the Partnership, each Partner that has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, will be specially allocated items of Partnership income and gain for such Fiscal Year of the Partnership (and, if necessary, subsequent Fiscal Year of the Partnerships) in an amount equal to the portion of such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sen tence will be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated will be determined in accordance with Sections 1.704- 2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 8.02(b) is intended to comply with the minimum gain charge back requirement of Section 1.704-2(i)(4) of the Regulations and will be interpreted consistently therewith. In addition, rules consistent with the provisions of Section 1.704- 2(f)(2), (3), (4) and (5) of the Regulations (including rules regarding a waiver of the type discussed in Section 8.02(a) hereof), will apply to the special allocation required by this
Section 8.02(b).

                  (c) Gross Income Allocation. In the event any Partner has an Adjusted Capital Account Deficit at the end of any Fiscal Year of the Partnership, such Partner will be specially allo cated items of Partnership income and gain in the amount and in the manner necessary to eliminate the deficit as quickly as possible, provided that an allocation pursuant to this
Section 8.02(c) will be made only and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been made as if Section 8.02(g) hereof and this Section 8.02(c) were not in this Agreement. The allocations contained in this Section 8.02(c) are intended to satisfy the "qualified income offset" provisions of
Section 1.704-1(b)(2)(ii)(d) of the Regulations and will be interpreted consistently therewith.

                  (d) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis in the asset) or loss (if the adjustment decreases such basis) and such gain or loss will be specially allocated to the Partners in proportion to the Percentage Interest of each Partner in the event
Section 1.702-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Partners to which such distribution was made in the event that Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year of the Partnership or other period will be specially allocated among the Partners in proportion to their Percentage Interests.

                  (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year of the Partnership or other period will be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

                  (g) Curative Allocations. The allocations set forth in Sections 8.02(a) through (f) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations will be offset either with Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 8.02(g). Therefore, notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Partners will make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 8.01 hereof. In exercising their discretion under this Section 8.02(g), the Partners will take into account future Regulatory Allocations under Section 8.02(a) and
(b) hereof that, although not yet made, are likely to offset Regulatory Allocations made under Sections 8.02(e) and (f) hereof.

                  8.03. Other Allocation Rules. (a) The Partners are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of partnership income and loss for income tax purposes.

                                    (b) Income and loss for financial reporting
purposes will be allocated among the Partners in a manner consistent with the allocations of the Profits and Losses for federal income tax purposes and in accordance with the accounting standards set forth in Section 10.01 hereof.

                                    (c) For purposes of determining Profits,
Losses, or any other items allocable to any period, Profits, Losses, and any such other items will be determined on a daily, monthly, or other basis, as determined by the Partners using any permissible method under Section 706 of the Code and the Regulations thereunder.

                                    (d) Solely for purposes of determining a
Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Section 1.752-(3) of the Regulations, the Partners' interests in Partnership profits will be their respective Percentage Interests.

                                    (e) To the extent permitted by Section
1.704-2(h)(3) of the Regulations, the Partners will endeavor to treat distributions as having been made from the proceeds of Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.

                  8.04. Code Section 704(c). (a) In accordance with Section 704(c) of the Code and the Regulations thereunder, items of income, gain, loss, and deduction with respect to any property (other than money) contributed to the capital of the Partnership will, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

                                    (b) In the event the Gross Asset Value of
any Partnership asset is adjusted pursuant to the definition thereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

                                    (c) Any elections or other decisions
relating to such allocations will be made by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement and are otherwise allowable under Section 1.704-3 of the Regulations.

                  8.05. Federal Income Tax. The parties hereto intend that the Partnership will be governed by the applicable provisions of Subchapter K, of Chapter 1, of the Code.

                  8.06. Allocation of Income and Loss in Respect of Transferred Interests. (a) If any interest in the Partnership is transferred, or upon the admission or withdrawal of a Partner, in accordance with the provisions of this Agreement during any calendar year, the income or loss attributable to such interest for such calendar year will be divided and allocated between the Partners based upon an interim closing of the Partnership's books or on a daily basis, as determined in the sole discretion of the Governors. For the purpose of accounting convenience and simplicity, the Partnership will treat a transfer of, or any increase or decrease in, an interest in the Partnership which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the first day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, or decrease actually occurs (e.g., sales and disposi tions made during the first 15 days of any month will be deemed to have been made on the first day of the month and sales and dispositions thereafter will be deemed to have been made on the 16th day of the month). Notwithstanding any provision above to the contrary, gain or loss of the Partnership realized in connection with a sale or other disposition of any of the assets of the Partnership will be allocated solely to the Partners owning interests in the Partnership as of the date such sale or other disposition occurs.

                  8.07. Reallocations Between the Partnership and a Partner. Any redistribution, reapportionment or reallocation of income, deductions, credits or allowances between the Partnership and a Partner (or Affiliate of such Partner) effected pursuant to Section 482 of the Code or any similar provision of state law (along with any penalties, charges, interest or additions relating thereto) with respect to any transaction between the Partnership and such Partner (or Affiliate of such Partner) will be allocated in full to such Partner. The Partner to which reallocations under this Section 8.07 are made (as well as such Partner's Affiliates) will indemnify and hold harmless the other Partner (as well as Affiliates of such Partner) from any effects (including any taxes, interest, penalties, charges or other additions) arising from any such redistributions, reapportionment or reallocation. If, as a result of any such redistribution, reapportionment or reallocation, the Capital Accounts of the Partners are not in the same proportion to each other as immediately prior to such redistribution, reapportionment or reallocation, the Capital Accounts will be adjusted to achieve such relative proportions using the mechanism specified in Section 9.05 hereof.

                                   ARTICLE IX

                                  DISTRIBUTIONS

                  9.01. Operating Distributions. The Partnership's cash available for distribution will, at such times as the Board of Governors deem advisable, be distributed among the Partners in such amounts as the Governors will unanimously determine. Except as otherwise expressly provided in this Agreement, such operating distributions will be allocated among the Partners as follows: (a) all operating distributions derived from the operation of OR1 will be paid to the AT&T Partner, and (b) all operating distributions derived from the operation of OR2 will be allocated among the Partners pro rata in proportion to their Percentage Interests.

                  9.02. Distribution on Dissolution and Liquidation. In the event of the dissolution and liquidation of the Partnership for any reason other than pursuant to Article V hereof or pursuant to the terms of the Joint Venture Agreement with respect to the transfer of the interest of a Partner in the Partnership to another Partner, after the payment of or provision for creditors pursuant to applicable law, the Partnership's assets will be distributed among the Partners in the following manner:

                                    (a) First, all assets related to OR1 shall
                  be distributed to the AT&T Partner; and

                                    (b) Second, all remaining assets will be
                  distributed to the Partners pro rata in accordance with their positive Capital Account balances in accordance with Regulation Section 1.704-1(b)(2)(ii)(b)(2) (after taking into account the distribution to the AT&T Partner of the assets related to OR1).

To the extent consistent with the foregoing provisions of this Section 9.02, the Partnership's non-monetary assets will be distributed to the Partner which contributed such asset to the Partnership (or to the successor of such contributing Partner). In the event of the dissolution and liquidation of the Partnership pursuant to Article V hereof or pursuant to the terms of the Joint Venture Agreement with respect to the transfer of the interest of a Partner in the Partnership to another Partner, after the payment of or provision for creditors pursuant to applicable law, the Partnership's assets will be distributed to the Partner or the third party purchasing the interest of the Selling Partner.

                  9.03. Deemed Sale of Assets. For all purposes of this Agreement, any property (other than cash) that is distributed or to be distributed in kind to one or more Partners for a Fiscal Year, including without limitation all non-cash assets which will be deemed distributed immediately prior to the dissolution and winding up of the Partnership so as to permit the unrealized gain or loss inherent in such assets to be allocated to the Partners, or that is constructively distributed on termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code and Section 9.04 hereof, will be deemed to have been sold for cash equal to its fair market value, and the unrealized gain or loss inherent in such assets will be treated as recognized gain or loss for purposes of determining the Profits and Loss of the Partnership to be allocated pursuant to Section 8.01 hereof for such Fiscal Year.

                  9.04. Deemed Termination. Any constructive termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code will be deemed to be a winding up and termination of the Partnership pursuant to which: (a) all assets of the Partnership are deemed to have been sold as provided in Section 9.03 hereof, with the unrealized gain or loss inherent in such assets being allocated pursuant to Section 8.01 hereof, (b) the proceeds of the deemed sales being deemed distributed pursuant to Section 9.02 hereof, and (c) such assets being then deemed to have been recontributed to a new Partnership, and the Capital Accounts of the Partners will be adjusted appropriately to reflect such deemed termination, sale, distribution, and reconstitution. This Section 9.04 applies solely for purposes of adjusting Capital Accounts.

                  9.05. Distribution In the Event of a Reallocation. In the event of a reallocation of income from a Partner (or an Affiliate of a Partner) to the Partnership which is specially allocated to the affected Partner under
Section 8.07 of this Agreement, the Partnership will (at the expense of the affected Partner) seek approval from the IRS to establish an appropriate account receivable from the affected Partner (or the Affiliate) under the principles of Rev. Proc. 65-17. Any payment of an account receivable established under the principles of Rev. Proc. 65-17 will, when received by the Partnership, be distributed to the affected Partner. In the event that no such account receivable is established, the Partnership will be deemed to have distributed an amount to the affected Partner equal to the income which was specially allocated to that Partner under Section 8.07 hereof.

                                    ARTICLE X

                             ACCOUNTING AND RECORDS

                  10.01. Records and Accounting. The books and records of the Partnership will be kept on the accrual basis, will reflect all Partnership transactions and will be appropriate and adequate for the Partnership's business. The books and records of the Partnership will include separate accounts for the operations of, and activities associated with, OR1 and OR2. To the extent appropriate, all items of Profits and Losses will be allocated to either OR1 or OR2. All items of Profits and Losses which are shared or are not directly related to either OR1 or OR2 will be allocated between OR1 and OR2 in a reasonable and consistent manner. The fiscal year of the Partnership for financial reporting and for Federal income tax purposes will be the Fiscal Year.

                  10.02. Access to Accounting Records. All books and records of the Partnership will be maintained at any office of the Partnership or at the Partnership's principal place of business, and each Partner, and its duly authorized representatives, will have access to them at such office of the Partnership and the right to inspect and copy them at reasonable times.

                  10.03. Taxation. (a) Characterization. The Partners intend that the Partnership will be treated as a partnership for Federal, state, local and foreign income and franchise tax purposes and will take all reasonable action, including the amendment of this Agreement and the execution of other documents, as may be reasonably required to qualify for and receive treatment as a partnership for Federal income tax purposes.

                  (b) Tax Matters Partner. The AT&T Partner will be the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code and will act in any similar capacity under applicable state, local or foreign law (in such capacity, the "Tax Matters Partner"). All reasonable expenses incurred by the AT&T Partner while acting in such capacity will be paid or reimbursed by the Partnership upon approval of the chief financial officer of the Partnership; provided, however, that with respect to any matter described in
Section 8.07 hereof, the Partner to which is reallocated any item described in
Section 8.07 hereof (whether or not such reallocation is adjusted, canceled or revoked by the IRS) will (i) pay or reimburse all expenses incurred by the AT&T Partner while acting in its capacity as the Tax Matters Partner in connection with such matter and (ii) pay or reimburse all out of pocket costs incurred by the Partnership in connection with such matter.

                  (c) Tax Returns. (1) The Tax Matters Partner will prepare or cause the Accountants to prepare and file on a timely basis the Federal tax returns of the Partnership. The Tax Matters Partner will cause state, local and any other tax returns required to be filed by the Partnership to be prepared and filed on a timely basis. The Tax Matters Partner will consult with the Cirrus Partner regarding all non-ministerial decisions described in Section 9.05(c)(2)(iii) hereof. Any disagreement with respect to such consultation will be resolved in the manner described in Section 9.05(c)(3) hereof. No Partner will file any tax return that is inconsistent with the tax returns filed by the Partnership except as provided in Section 9.05(c)(3) hereof.

                  (2) The Tax Matters Partner will take such action as may be reasonably necessary to constitute the Cirrus Partner as a "notice partner" within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner will furnish to each Partner within five days (or within such shorter period as may be required by the appropriate statutory or regulatory provisions) (i) copies of all notices or other written communications received by the Tax Matters Partner form the IRS, (ii) written notice of all material communications the IRS has had with the tax Matters Partner and (iii) written notice of all non-ministerial decisions to be made regarding tax elections, tax returns, tax audits, tax litigation, tax settlements and other tax matters that may come to the attention of the Tax Matters Partner in its capacity as Tax Matters Partner.

                  (3) The Tax Matters Partner will deliver to each other Partner a copy of all written materials (including tax returns) proposed to be filed with or submitted to the IRS or any other taxing authority at least thirty (30) days prior to the date such filing or submission is required to be made. If the Cirrus Partner does not notify the Tax Matters Partner of its objection to such filing or submission in writing before the fifteenth (15th) day before the date for such filing or submission, the Cirrus Partner will be considered to have approved such filing or submission. If the Cirrus Partner provides such timely notice of objection, the Cirrus Partner and the Tax Matters Partner will negotiate in good faith to reach agreement with respect to such filing or submission. If the Cirrus Partner and the Tax Matters Partner are unable to reach such an agreement within 30 days, the Cirrus Partner and the Tax Matters Partner will appoint a "Big Six" accounting firm (except any "Big Six" accounting firm that is an accountant of any of the AT&T Partner, the Cirrus Partner or the Partnership or any of their respective Affiliates) to determine the position that should be taken by the Partnership. Each Partner will retain the right to take a position inconsistent with such determination to the extent allowed under Section 6222 of the Code or comparable provisions of state or local law.

                          (d) Tax Elections. The Governors will make the
following elections on behalf of the Partnership:

                                    (i) to elect the calendar year as the Fiscal
Year of the Partnership if permitted by applicable law;

                                    (ii) to elect a specified method of
accounting;

                                    (iii) if requested by a Partner, to elect,
in accordance with Sections 734, 743 and 754 of the Code and applicable regulations and comparable state law provisions, to adjust basis in the event any Partner's interest is transferred in accordance with this Agreement or any of the Partnership's property is distributed to any Partner;

                                    (iv) to elect to treat all organization and
start-up costs of the Partnership as deferred expenses amortizable over 60 months under Sections 195 and 709 of the Code; and

                                    (v) To elect with respect to such other
Federal, state and local tax matters as the Governors will agree upon from time to time.

                          (e) Annual Tax Information. The Governors will cause
the Partnership to deliver to each Partner all information necessary for the preparation of such Partner's Federal and state income tax returns.

                                   ARTICLE XI

                                TERM; TERMINATION

                  11.01. Term; Termination. The term of the Partnership will begin on the date of this Agreement and will continue until the day immediately prior that same date ten years following the date of this Agreement (the "Initial Term"), unless terminated prior thereto: (a) in accordance with the provisions hereof; (b) by unanimous agreement of the Partners; (c) by the material breach of the Joint Venture Agreement or any of the Material Agreements which breach remains uncured in accordance with the terms of the Joint Venture Agreement or the Material Agreements, as the case may be; or (d) pursuant to the GPL. Notwithstanding the foregoing, the Partners may elect on or before two (2) years prior to the expiration of the Initial Term or any Extended Term (as hereinafter defined) to extend such term for an additional two (2) year period (each such two (2) year period being referred to herein as an "Extended Term"). If the Partners do not elect to extend the Initial Term as set forth in this
Article XI, the provisions of Section 5.03 hereof will apply.

                                   ARTICLE XII

                       DISSOLUTION OF THE PARTNERSHIP AND
                       TERMINATION OF A PARTNER'S INTEREST

                  12.01. Dissolution. The Partnership will be dissolved upon the occurrence of any event which would cause or result in a dissolution of the Partnership under the GPL or otherwise, unless the Business is continued in accordance with the terms of the Joint Venture Agreement.

                                  ARTICLE XIII

                                 INDEMNIFICATION

                  13.01. Indemnity. Subject to the provisions of Section 13.04 hereof, the Partnership will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investi gative, except an action by or in the right of the Partnership, by reason of the fact that he or she or it is or was a Partner, Governor, director, officer, employee or agent of the Partnership, or is or was serving at the request of the Partnership as a Partner, Governor, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or it in connection with the defense or settlement of the action, suit or proceeding if he or she or it acted in good faith and in a manner which he or she or it reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her or its conduct was unlawful.

                  13.02. Indemnity for Actions By or In the Right of the Partnership. Subject to the provisions of Section 13.04 hereof, the Partnership will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the rights of the Partnership to procure a judgment in his or her or its favor by reason of the fact that he or she or it is or was a Partner, Governor, director, officer, employee or agent of the Partnership, or is or was serving at the request of the Partnership as a Partner, Governor, director, officer, employee or agent of another limited-liability Partnership, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or it in connection with the defense or settle ment of the action, suit or proceeding if he or she or it acted in good faith and in a manner which he or she or it reasonably believed to be in or not opposed to the best interests of the Partnership. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Partnership or for amounts paid in settlement to the Partnership, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

                  13.03. Indemnity If Successful. The Partnership will indemnify a Partner, Governor, director, officer, employee or agent of the Partnership against expenses, including attorneys' fees, actually and reasonably incurred by him or it in connection with the defense of any action, suit or proceeding referred to in Sections 13.01 and 13.02 or in defense of any claim, issue or matter therein, to the extent that such person or entity has been successful on the merits.

                  13.04. Expenses. (a) Any indemnification under Sections 13.01 and 13.02, as well as the advance payment of expenses permitted under Section
13.05 unless ordered by a court or advanced pursuant to Section 13.05 below, must be made by the Partnership only as authorized in the specific case upon a determination that indemnification of the Partner, Governor, director, officer, employee or agent is proper in the circumstances. The determination must be made:

                          (b) by the Partners by a majority of a quorum
consisting of Partners who were not parties to the act, suit or proceeding;

                          (c) if a majority of those Partners who were not
parties to the act, suit or proceeding so order, by independent legal counsel in a written opinion; or

                          (d) if a quorum consisting of Partners who were not
parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                  13.05. Advance Payment of Expenses. The expenses of Partners, Governors, officers, employees and agents incurred in defending a civil or criminal action, suit or proceeding may be paid by the Partnership as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Partner, Governor, director, officer, employee or agent to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she or it is not entitled to be indemnified by the Partnership. The provisions of this subsection do not affect any rights to advancement of expenses to which personnel other than Partners, Governors, officers, employees or agents may be entitled under any contract or otherwise by law.

                  13.06. Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this
Article XIII:

                          (a) does not exclude any other rights to which a
person seeking indemnification or advancement of expenses may be entitled under the Certificate of Formation or any agreement, vote of the Partners or otherwise, for either an action in his or her or its official capacity or an action in another capacity while holding his or her or its office, except that indemnification, unless ordered by a court pursuant to Section 13.05 hereof, may not be made to or on behalf of any Partner or Governor if a final adjudication established that his or her or its acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

                          (b) continues for a person who has ceased to be a
Partner, Governor, director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person, notwithstanding any amendment or subsequent modification of this Article XIII.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

                  14.01. Complete Agreement. This Agreement, the Joint Venture Agreement and the Material Agreements constitute the complete and exclusive statement of the agreement among the Partners with respect to the subject matter contained herein and therein. This Agreement, the Joint Venture Agreement and the Material Agreements replace and supersede all prior agreements by and among the Partners with respect to the subject matter contained herein and therein.

                  14.02. Amendments. This Agreement may be amended only in writing by the Partners at a meeting or by written consent.

                  14.03. Applicable Law. The Certificate of Formation and this Agreement, and its application, will be governed exclusively by its terms and will be construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

                  14.04. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.

                  14.05. Severability. If any provision of this Agreement or the application thereof to any person or circumstance will be deemed invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof will not be affected and will be enforceable to the fullest extent permitted by law.

                  14.06. Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained in this Agreement will be binding upon and inure to the benefit of the existing Partners, all new and substituted Partners, and their respective assignees, legal representatives, successors and assigns.

                  14.07. Assignment. Except to the extent permitted under
Article V hereof, the rights and obligations under this Agreement may not be assigned by any party to any person; provided, however, the AT&T Partner may assign this Agreement and its rights and obligations hereunder in connection with any transaction effecting the Restructuring and any such assignment will release the AT&T Partner of its obligations and liabilities under this Agreement. Any other attempted assignment in contravention of this provision will be void.

                  IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the date first above written.

                                       ATOR CORP.

                                       By:
                                          ---------------------------
                                          Name:
                                          Title:

                                       CIROR, INC.

                                       By:
                                          ---------------------------
                                          Name:
                                          Title:

                                   SCHEDULE A

                    Schedule of Initial Capital Contributions

                             INITIAL CAPITAL
PARTNER'S NAME                CONTRIBUTION            PERCENTAGE INTEREST
--------------                ------------            -------------------
ATOR CORP.
CIROR, INC.

                                   SCHEDULE B

                                Initial Governors